UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2019

CIRCOR INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14962	04-3477276
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 CORPORATE DRIVE, SUITE 200
Burlington,	MA	01803-4238
(Address of principal executive offices and Zip Code)		(Zip Code)

(781) 270-1200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	CIR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 2.05.     Costs Associated With Exit or Disposal Activities.

Consistent with the previously disclosed strategy to exit non-core businesses and further simplify the company, on September 26, 2019 the Board of Directors of CIRCOR International, Inc. (the “Company”) approved the sale of the Company’s Distributed Valves business (the “DV Business”) in a transaction or transfer to a third-party purchaser or purchasers. The Company has not yet secured a buyer for the DV Business but has allocated internal resources to identify potential buyers and evaluate proposals. The Company anticipates completing the disposition within the next twelve months. The planned disposition continues the Company’s strategic shift away from upstream oil and gas to focus on more attractive end markets with enhanced growth and earnings potential.
For financial reporting purposes, the DV Business and the upstream oil and gas engineered valve business that the Company disposed of in July 2019 will be classified as discontinued operations. The Company’s segment operating loss attributable to these businesses was approximately $8 million for the six months ended June 30, 2019. The Company will provide non-GAAP adjusted earnings-per-share amounts for the third quarter of 2019 including the impact of the DV Business, consistent with the methodology used in its previously provided guidance.
In accordance with accounting principles generally accepted in the United States, the Company is required to record net assets held for sale on its balance sheet at the lower of their carrying amount or estimated fair value, less estimated costs to sell. As the Company completes this exercise for the DV Business net assets, it may recognize an impairment charge during the quarter ended September 29, 2019, but such a charge cannot reasonably be estimated at this time. The Company is also unable in good faith to make an estimate at this time of the other costs it expects to incur in connection with this action. As a result, the total costs and charges estimated to be incurred in connection with the disposition, including future cash expenditures, cannot reasonably be estimated at this time.
The Company will file an amendment to this Current Report on Form 8-K under this Item 2.05 within four business days after it determines an estimate or range of estimates of costs expected to be incurred. Additionally, the estimated selling costs and fair value of the DV Business will be re-evaluated as of the end of each fiscal quarter until the DV Business is sold. Any changes in fair values or estimated selling costs may result in additional charges or costs that may be material to the Company’s consolidated results of operations.

Item 2.06.     Material Impairments.

The disclosures contained in Item 2.05 of this Current Report on Form 8-K, including the recognition of a charge related to recording net assets of the DV Business as held for sale, are incorporated by reference in this Item 2.06. The Company is unable in good faith to determine the amount or range of amounts of any impairment charges which may be incurred in connection with the disposition, including any portion that will result in future cash expenditures. The Company will file an amendment to this Current Report on Form 8-K under this Item 2.06 within four business days after it determines an estimate or range of estimates for any such impairment charge.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 02, 2019                CIRCOR INTERNATIONAL, INC.

By: /s/ Chadi Chahine
Senior Vice President
Chief Financial Officer